 Exhibit 99.1

Onyx Acquisition Co. I Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing December 10, 2021

New York, New York, December 9, 2021 – Onyx Acquisition Co. I (NASDAQ: ONYXU) (the “Company”) announced that, commencing December 10, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the Nasdaq Global Market under the symbols “ONYX” and “ONYXW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “ONYXU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. BTIG, LLC acted as sole book-running manager for the offering and I-Bankers Securities, Inc. acted as co-manager for the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on November 2, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into Class A ordinary shares and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Benjamin Lerner

President

Onyx Acquisition Co. I

blerner@onyxacqu.com